UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange

Act of 1934

Date of Report (Date of Earliest Event Reported):

August 26, 2014

MEASUREMENT SPECIALTIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On August 26, 2014, Measurement Specialties, Inc. (the “Company”) held a special meeting of shareholders (the “Special Meeting”) to consider and vote on the following proposals, each of which is described in detail in the Company’s proxy statement dated July 24, 2014: (i) to approve and adopt the Agreement and Plan of Merger, dated as of June 18, 2014, as it may be amended from time to time (the “Merger Agreement”), by and among the Company, TE Connectivity Ltd. and Wolverine-Mars Acquisition, Inc., a wholly owned indirect subsidiary of TE, pursuant to which Wolverine-Mars will merge with and into the Company, with the Company surviving the merger as a wholly owned indirect subsidiary of TE (the “Merger”), (ii) to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve and adopt the Merger Agreement and (iii) to approve, by a non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger.

The proposal to approve and adopt the Merger Agreement was approved by the Company’s shareholders. The final report of the votes for this proposal was as follows:

For	Against	Abstain	Broker Non-Votes
13,338,632	65,238	1,088,963	0

As a result of the above, the proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve and adopt the Merger Agreement, was mooted.

The proposal to approve, by a non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger, was approved by the Company’s shareholders. The final report of the votes for this proposal was as follows:

For	Against	Abstain	Broker Non-Votes
12,159,950	479,986	1,852,897	0

Item 8.01. Other Events.

On August 26, 2014, the Company issued a press release announcing that the Company’s shareholders voted to approve and adopt the Merger Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by the Company dated August 26, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
August 26, 2014	By:	/s/ Mark Thomson
		Name:	Mark Thomson
		Title:	Chief Financial Officer